Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-267764) and Form S-11 (File No. 333-269415) of Bluerock Homes Trust, Inc. (each, a “Registration Statement”), and the accompanying prospectuses to each Registration Statement, of our report dated July 1, 2025, relating to the statements of revenues and certain operating expenses of Southern Pines Reserve for the year ended December 31, 2024, which appears in this Form 8-K/A.

/s/ PLANTE MORAN, PC

East Lansing, Michigan

July 1, 2025